Exhibit 5.1

September 13, 2013	Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

Santander Drive Auto Receivables LLC

8585 North Stemmons Freeway

Suite 1100-N

Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC
Registration Statement on Form S-3 (No. 333-180147)

Ladies and Gentlemen:

We have acted as special counsel to Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Seller”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Class C Auto Loan Asset Backed Notes (the “Offered Notes”) described in the prospectus supplement dated September 13, 2013 (the “Prospectus Supplement”) and the base prospectus dated September 13, 2013 (the “Base Prospectus”, and collectively with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes have been issued by Santander Drive Auto Receivables Trust 2010-3 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement between the Seller and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes were issued pursuant to an indenture (the “Indenture”) between the Issuer and U.S. Bank National Association, as indenture trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus, the Indenture (including the form of the Offered Notes included as an exhibit thereto) and an Amended and Restated Trust Agreement.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

Santander Drive Auto Receivables LLC

September 13, 2013

Based on and subject to the foregoing, we are of the opinion that, with respect to the Offered Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Offered Notes have been sold by the Seller, and (c) payment of the agreed consideration for the Offered Notes has been received by the Issuer, such Offered Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

MAYER BROWN LLP

Santander Drive Auto Receivables LLC

September 13, 2013

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP